UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

CLEAR CHANNEL COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CLEAR CHANNEL COMMUNICATIONS, INC. TO COMMENCE MAILING OF
DEFINITIVE PROXY MATERIALS TO SHAREHOLDERS FOR APPROVAL OF
PROPOSED MERGER WITH PRIVATE EQUITY GROUP CO-LED
BY THOMAS H. LEE PARTNERS, L.P. AND BAIN CAPITAL PARTNERS, LLC

SAN ANTONIO, TX, January 29, 2007 — Clear Channel Communications, Inc. (NYSE:CCU), a global leader in the out-of-home advertising industry, today announced that it will commence mailing this week of its definitive proxy materials to shareholders for approval of its proposed merger with a company controlled by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P., for $37.60 per share in cash. The Company has scheduled a special meeting of shareholders for March 21, 2007 to consider and vote on the proposed Merger Agreement. Shareholders of record of the Company as of January 22, 2007 will be entitled to vote on the transaction.

The definitive proxy materials were filed with the Securities and Exchange Commission today, along with the following letter:

Dear Fellow Shareholder:

Clear Channel Communications, Inc. will hold a special meeting of shareholders at 8:00 a.m. Central Time on March 21, 2007, at the Westin Riverwalk Hotel, 420 Market Street, San Antonio, Texas, where you will have the opportunity to vote on Clear Channel’s agreement to be acquired by a company controlled by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. Under the merger agreement, you will receive $37.60 per share in cash in exchange for each share of Clear Channel common stock you own.

The merger that we are recommending you approve resulted from a detailed review by your Board of Directors of strategic alternatives available to the Company and a thorough process launched specifically to enhance shareholder value. This process was highly competitive, and was conducted by the disinterested members of the Board of Directors who were advised by the Board’s financial and legal advisors without the involvement of management.

We believe that the merger consideration of $37.60 per share in cash maximizes value for you and provides greater certainty than other strategic alternatives available, including remaining as an independent company.

Why You Should Vote FOR the Merger

The disinterested directors determined that the merger is advisable, fair and in your best interests, and unanimously recommend that you vote “FOR” the adoption of the merger agreement. The disinterested directors concluded that the merger is in the best interests of you and the Company for a number of reasons, including:

•	The Merger Consideration of $37.60 per share Maximizes Shareholder Value. The all-cash merger consideration of $37.60 per share represents a premium of approximately 28% over the average closing share price during the 60 trading days ended October 24, 2006, the day prior to the announcement of the Company’s decision to consider strategic alternatives, and a premium of approximately 25% over the average closing share price during the one-year period prior to the announcement of the merger.

•	The Merger Provides Greater Certainty than Other Strategic Alternatives Available.

•	The Board has always made the creation of shareholder value its top priority. With this purpose, the Board engaged in a comprehensive and extensive review of available strategic alternatives, taking into careful account the continued challenges in the broadcasting sector and the Board’s views regarding the recent growth in the domestic outdoor business, as well as its future growth opportunities.

•	The merger consideration offers you certain consideration in cash, whereas the potential value of each other alternative considered by the disinterested directors depended upon numerous variables beyond Clear Channel’s control.

•	The merger agreement provides shareholders certainty of value and protection against business and market risks.

•	The Merger Consideration is the Result of a Highly-Competitive and Thorough Public Auction.

•	The competitive sale process was directed by the disinterested directors, each of whom possesses significant knowledge of the Company’s markets, operations and prospects. In addition to the disinterested directors, a Special Advisory Committee composed of three disinterested directors and advised by its own separate legal and financial advisors determined that the merger was fair to the unaffiliated shareholders.

•	The process employed by the disinterested directors maximized the competitive dynamics of a sale transaction and resulted in the highest price available. The Company publicly announced its intention to evaluate strategic alternatives that generated additional private equity interest and led to several rounds of bidding in a vigorous auction process.

The enclosed proxy statement contains a more detailed discussion of these factors, as well as other important information about the transaction. We urge you to read it carefully.

YOUR VOTE IS EXTREMELY IMPORTANT

Approval of the merger agreement requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the outstanding shares of common stock. The failure to vote or abstaining from voting has the same effect as a vote against the merger agreement. Accordingly, please sign, date and return the enclosed proxy card promptly in the envelope provided to vote FOR the merger! If you hold your shares through a bank, broker, or other custodian, that custodian will not vote your shares without your instruction. Please follow the procedures provided by your custodian to ensure that your vote is represented at the special meeting.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3427.

Thank you for your support.

On behalf of the Board of Directors,

Alan D. Feld              Perry J. Lewis

About Clear Channel Communications

Clear Channel Communications, Inc. (NYSE:CCU) is a global media and entertainment company specializing in “gone from home” entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio, television and outdoor displays. More information is available at www.clearchannel.com .

About Thomas H. Lee Partners, LP (“THL Partners”)

THL Partners is one of the oldest and most successful private equity investment firms in the United States. Since its founding in 1974, THL Partners has become the preeminent growth buyout firm, investing approximately $12 billion of equity capital in more than 100 businesses with an aggregate purchase price of more than $100 billion, completing over 200 add-on acquisitions for portfolio companies, and generating superior returns for its investors and partners. The firm currently manages approximately $20 billion of committed capital. Notable transactions sponsored by the firm include Dunkin Brands, Nielsen, Michael Foods, Houghton Mifflin Company, Fisher Scientific, Experian, TransWestern, Snapple Beverage and ProSiebenSat1 Media.

About Bain Capital Partners, LLC (“Bain Capital”)

Bain Capital ( www.baincapital.com ) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including investments in a broad range of companies such as Burger King, HCA, Warner Chilcott, Toys “R” Us, AMC Entertainment, Sensata Technologies, Burlington Coat Factory and ProSiebenSat1 Media. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.

Certain Information Concerning Participants

The Company has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes in favor of the transactions at the special meeting.

The Company strongly advises all shareholders of the Company to read the proxy statement and other proxy materials relating to the special meeting because they contain important information. Such proxy materials are available at no charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. In addition, a stockholder who wishes to receive a copy of the definitive proxy materials, without charge, should submit this request to the Company’s proxy solicitor, Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by calling Innisfree toll-free at (877) 456-3427.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the transactions. Information concerning the interests of the Company and the other participants in the solicitation is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission in connection with the transactions and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission.

B Triple Crown Finco, LLC and T Triple Crown Finco, LLC (collectively, the “Fincos”) and certain affiliates and representatives of the Fincos may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transactions. Information concerning the interests of the Fincos and their affiliates and representatives in the solicitation is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission in connection with the transactions.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Clear Channel and others relating to the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and approval by the Federal Communications Commission; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the

“Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Clear Channel’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Clear Channel Communications, Inc., San Antonio:

Investors:  Randy Palmer, 210-822-2828 Senior Vice President of Investor Relations Media:  Lisa Dollinger, 210-822-2828 Chief Communications Officer

Brainerd Communicators Media:  Michele Clarke, 212-986-6667

Joele Frank, Wilkinson Brimmer Katcher:  Joele Frank/Steve Frankel, 212-355-4449